EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”), is entered into as of October 1, 2014 by and between MeadWestvaco Corporation, a Delaware corporation (the “Company”), James A. Buzzard (“Consultant”).

BACKGROUND

The Company previously entered into an agreement with Consultant to obtain the services of Consultant for the purpose of providing advisory services to the Company in support of the company’s manufacturing and commercial activities and Consultant agreed to provide such services, all subject to certain the terms and conditions (“Original Agreement”) .

The Original Agreement recently expired and Company and Consultant each wish to extend the relationship, subject to certain terms and conditions for an additional period of two months (“Agreement”).

The Company and Consultant acknowledge that Consultant’s relationship with the Company is one of confidence and trust and will involve Consultant being privy to confidential information including but not limited to information that qualifies as a trade secret under applicable law.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

1. Services to be Provided. During the term of this Agreement, Consultant shall provide the Company with advisory services in support of the development of certain projects and initiatives relative to the company’s manufacturing and commercial activities as specified from time to time (the “Services”).

2. Term. The term of this Agreement shall begin on October 1, 2014 and shall continue until November 30, 2014 unless terminated prior thereto pursuant to paragraph 6 below. The Agreement may be extended in 30 day increments subject to the mutual agreement of the parties.

3. Compensation; No Benefits.

(a) As compensation for Consultant’s performance of the Services to be performed under this Agreement, Company shall pay Consultant a monthly retainer of $15,000. Company agrees to pay Consultant for reasonable travel and other expenses directly related to Company work upon the submission of suitable invoices in accordance with customary Company policy. Payment of expenses will be approved only after a review of all documentation supporting such expenses consistent with such Company policy.

(b) Consultant is not an employee of Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans as a result of his/her entering into this Agreement.

4. Independent Contractor; Performance.

(a) Independent Contractor Status. For purposes of this Agreement and all Services to be provided hereunder, Consultant (and any individual or entity acting on his behalf) shall not be considered a partner, co-venturer, agent, employee, or representative of the Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party.

(b) Performance. Consultant will perform all Services in a professional manner, consistent with industry standards, in accordance with the highest ethical standards, and in compliance with applicable legal and regulatory requirements. Consultant (and any employee or entity actin on his behalf) shall also comply with the terms and conditions of the MeadWestvaco Code of Conduct (“Code of Conduct”) and is encouraged to report or ask questions about any conduct observed or performed by a MeadWestvaco employee, which Consultant believes violates any policy addressed in the Code of Conduct as in effect on the date of this Agreement (or as subsequently amended or replaced).

(c) Survival. The provisions of this paragraph 4 shall survive the expiration or sooner termination of the term of this Agreement.

5. Confidentiality.

(a) Company Information. Consultant agrees at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with Consultant’s performance of the Services, and not to disclose to any person or entity without written authorization of the President or Chairman of the Company, any Confidential Information of the Company. As used herein, “Confidential Information” means any Company proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Consultant by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. Confidential information also includes, but is not limited to, information that qualifies as a trade secret under applicable law. However, Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Consultant.

(b) Consultant-Restricted Information. Consultant agrees that during the term of this Agreement Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Consultant has an agreement or duty to keep such information or secrets confidential.

(c) Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with Consultant’s performance of the Services, and not to disclose to any person or entity, or to use it except as necessary in performing the Services, consistent with the Company’s agreement with such third party.

(d) Survival. The provisions of this paragraph 5 shall survive the expiration or sooner termination of the term of this Agreement.

6. Termination. Notwithstanding the provisions of paragraph 2: the Company may terminate the term of this Agreement (i) for any reason whatsoever upon thirty (30) days’ prior written notice to Consultant, and (ii) immediately upon written notice to Consultant, if Consultant engages in misconduct, or if any of the Services is performed or is being performed in an unsatisfactory manner, each of which shall be as determined by the Company in its sole discretion. In the event of any termination of the term of this Agreement, the Company shall be responsible for any portion of the compensation owned to Consultant under paragraph 3 for any Services rendered prior to the effective date of such termination. Within five days after any termination of the term of this Agreement, Consultant shall deliver to the Company all work product resulting from the performance of the Services.

7. No Conflicting Agreements. Consultant represents that Consultant is not a party to any existing agreement which would prevent Consultant from entering into and performing this Agreement. Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement.

8. Return of Company Property. Promptly upon the expiration or sooner termination of the term of this Agreement, and earlier if requested by the Company at any time, Consultant shall deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) all Confidential Information of the Company and all software, documentation devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant as part of or in connection with the Services or otherwise belonging to the Company. Consultant shall not remove any the Company property from the Company premises without written authorization from the Company.

9. Equitable Relief. Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in paragraphs 5 and 8 of this Agreement. Accordingly, Consultant agrees that if Consultant breaches any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement restraining such a breach (or threatened breach) and to specific performance of this Agreement. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

10. Entire Agreement, Amendment and Assignment. This Agreement is the sole agreement between Consultant and the Company with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and the Company. No waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.

11. Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the Commonwealth of Virginia without giving effect to any conflict of laws provisions. Consultant consents to personal jurisdiction of the state and federal courts located in the Commonwealth of Virginia for any lawsuit filed there against Consultant by the Company arising from or related to this Agreement, to the exclusion of all other courts, and Consultant accepts service of process by registered or certified mail to the address set forth below (or to such other address provided to the Company) as if Consultant were personally served within the Commonwealth of Virginia.

12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

By:	/s/ Robert A. Feeser

Name:	Robert A. Feeser
Title:	Executive Vice President
Date:	October 30, 2014

James A. Buzzard

/s/ James A. Buzzard

Date:	October 29, 2014